SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

CALIFORNIA PIZZA KITCHEN, INC.

(Name of Registrant as Specified in its Charter)

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NOTICE OF AMENDMENT TO

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 26, 2005

May 4, 2005

California Pizza Kitchen, Inc. (the “Company”) amended its proxy statement relating to the Annual Meeting of Stockholders to be held on May 26, 2005, to revise the Summary Compensation Table on page 20 to correct the 2004 bonus amounts for each of the Company’s Co-Chief Executive Officers, Co-Chairmen of the Board and Co-Presidents, which were each overstated by $248,000. The amended proxy statement also revised the narrative under the caption “Compensation Committee Interlocks and Insider Participation” on page 25 to reflect the fact that Richard L. Rosenfield, the Company’s Co-Chief Executive Officer, Co-Chairman of the Board and Co-President, resigned from the compensation committee of Callaway Golf Company in August 2004.

The corrected Summary Compensation Table on page 20 of the revised proxy statement reads as follows (the footnotes have been omitted):

The following table sets forth information regarding the compensation earned during 2002, 2003 and 2004 by our Co-Chief Executive Officers and each of our other four most highly compensated executive officers who were serving as executive officers on January 2, 2005.

Summary Compensation Table

	Annual Compensation					Long Term Compensation Awards
						Securities Underlying Options	All Other Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(2)
Larry S. Flax Co-Chief Executive Officer, Co-Chairman of the Board and Co-President	2004 2003 2002	$465,000 154,000 —	$450,000 42,000 —	$	— — 19,000	400,000 — —	$6,000 — 2,000	(3)

Richard L. Rosenfield Co-Chief Executive Officer, Co-Chairman of the Board and Co-President	2004 2003 2002	$465,000 154,000 —	$450,000 42,000 —	$	— — 19,000	400,000 — —	$6,000 — 2,000	(4)

Thomas P. Beck Senior Vice President, Construction	2004 2003 2002	$234,000 69,000 —	$99,000 15,000 —		$8,000 2,000 —	— 35,000 —	$5,000 — —	(5)

Susan M. Collyns Chief Financial Officer, Senior Vice President, Finance and Secretary	2004 2003 2002	$182,000 125,000 115,000	$81,000 13,000 25,000		$9,000 — —	40,000 5,000 10,000	$5,000 2,000 2,000	(6)

Sarah Goldsmith Grover Senior Vice-President, Marketing and Public Relations	2004 2003 2002	$192,000 164,000 149,000	$81,000 33,000 63,000		$10,000 10,000 10,000	20,000 20,000 20,000	$5,000 4,000 3,000	(7)

Joel K. Mayer Vice President, Real Estate	2004 2003 2002	$182,000 7,000 —	$58,000 — —		$8,000 — —	5,000 20,000 —	$4,000 — —	(8)

The narrative under the caption “Compensation Committee Interlocks and Insider Participation” on page 25 of the revised proxy statement reads as follows:

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Messrs. Phillips, Gluck and Poladian. Mr. Phillips serves as chair of the compensation committee. No member of the compensation committee has served as one of our officers or employees at any time. Other than Mr. Rosenfield, who served on the compensation committee of Callaway Golf Company (“Callaway”) until August 2004, none of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or our compensation committee.

In August 2004, William C. Baker, was elected to serve as Chairman of the Board and interim Chief Executive Officer of Callaway, a publicly-traded Delaware corporation. Mr. Baker assumed these roles following the unexpected resignation of Callaway’s Chief Executive Officer. Richard L. Rosenfield, our Co-Chairman of the Board, Co-President and Co-Chief Executive Officer, served on the compensation committee of the board of directors of Callaway. Mr. Rosenfield resigned as a member of the compensation committee of Callaway in August 2004 and Mr. Baker resigned as a member and the chairman of our compensation committee in October 2004.

See Certain Relationships and Related Transactions for a discussion of transactions with our executive officers and directors.